BLACKROCK MUNI INTERMEDIATE DURATION FUND, INC.

ARTICLES OF AMENDMENT

BlackRock Muni Intermediate Duration Fund, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Article I in its entirety and inserting in lieu thereof the following:

ARTICLE I

NAME

The name of the Corporation is BLACKROCK MUNICIPAL INCOME FUND, INC. (the “Corporation”).

SECOND: The amendment to the Charter that is effected by these Articles of Amendment have been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: As amended hereby, the Charter shall remain in full force and effect.

FIFTH: These Articles of Amendment shall be effective as of the 1st day of October 2021.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 28th day of September 2021, by the President of the Corporation, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information, and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

ATTEST:	BLACKROCK MUNI INTERMEDIATE DURATION FUND, INC.

/s/ Janey Ahn Janey Ahn Secretary	By: /s/ John M. Perlowski John Perlowski President